EXHIBIT 10.3

GOVERNMENT OF PUERTO RICO
PUERTO RICO ELECTRIC POWER AUTHORITY

AMENDMENT NO. 1 TO EMERGENCY MASTER SERVICE AGREEMENT FOR PREPA’S ELECTRICAL GRID REPAIRS - HURRICANE MARIA

APPEAR

AS FIRST PARTY: The Puerto Rico Electric Power Authority (PREPA), a public corporation and government instrumentality of the Commonwealth of Puerto Rico, created by Act 83 of May 2, 1941, as amended, represented in this act by its Executive Director, Ricardo Luis Ramos Rodríguez, of legal age, married, engineer and resident of Caguas, Puerto Rico.

AS SECOND PARTY: Cobra Acquisitions LLC, a limited liability company organized and existing under the laws of the State of Delaware with a place of business at 14201 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, herein represented by Arty Straehla, of legal age, married, and a resident of Oklahoma City, Oklahoma, hereinafter referred to collectively as the “Contractor”) whose authority of representation is evidenced by corporate resolution.

WHEREAS: On October 19, 2017, PREPA and the Contractor entered into an Emergency Master Service Agreement for PREPA’s Electrical Grid Repairs – Hurricane Maria (the “Original Contract”).

WHEREAS: PREPA and the Contractor agree that Article 59(1) and Article 68 of the Original Contract need to be amended.

WITNESSETH

In consideration of the mutual covenants hereinafter stated, the Parties agree as follows:

TERMS AND CONDITIONS

1.	PREPA and Contractor agree that clause (1) of Article 59 of the Original Contract is hereby deleted in its entirety and replaced with the following:

ARTICLE 59: Access to Records

1)
The Contractor agrees to provide PREPA, the Commonwealth of Puerto Rico, the FEMA Administrator, the Comptroller General of the United States, or any of their authorized representatives access to any books, documents, papers, and records of the Contractor which are directly pertinent to this Contract for the purposes of making audits, examinations, excerpts, and transcriptions, during Contractor’s performance of the Contract and for up to three (3) years after Contractor’s receipt of final payment under the Contract.

2.	PREPA and Contractor agree that Article 68 of the Original Contract is hereby deleted in its entirety and replaced with the following:

ARTICLE 68: Penalties, Fines, and Disallowed Costs.
If, as a result of any uncured violation of applicable law by Contractor, any U.S. Federal agency or the Commonwealth of Puerto Rico disallows or demands repayment for costs incurred in the performance of this Contract, or if any penalty is imposed due to an act or omission by the Contractor, the Contractor shall be solely responsible for such penalty, disallowed costs, or repayment demand, to the extent of its fault and/or responsibility, and shall reimburse PREPA in full within ten (10) days of receiving notice from PREPA of such penalty, disallowance, or repayment demand. Any monies paid by the Contractor pursuant to this provision shall not relieve the Contractor of liability to PREPA for damages sustained by PREPA by virtue of any other provision of this Contract.

3.	Except as set forth herein, the Original Contract remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on this first day of November, 2017.
Puerto Rico Electric Power Authority        Cobra Acquisitions LLC

/s/ Ricardo Luis Ramos Rodriguez	/s/ Arty Straehla
Ricardo Luis Ramos Rodríguez	Arty Straehla
Executive Director	Chief Executive Officer
Employer Social Security XXXXXXXXX	Employer Social Security XXXXXXXXX